EXHIBIT 10.8
INDEPENDENT CONTRACTOR AGREEMENT
     THIS INDEPENDENT CONTRACTOR AGREEMENT (the “Agreement”) is made and entered into effective as of the                     day of August, 2005 (the “Effective Date”), by and among: GOLD ENERGY, LLC a Minnesota limited liability company (hereafter referred to as “Company”); and MICHELLE SWENSON, a resident of the State of Minnesota (hereafter referred to as “Contractor”).
W I T N E S S E T H :
     WHEREAS, the Company intends to develop, finance and construct an ethanol plant; and
     WHEREAS, the Company desires to contract for the services of Contractor as the Project Coordinator to oversee the completion and development of the proposed ethanol plant; and
     NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
     1. Services. The Company hereby engages Contractor, on an independent contractor basis, to oversee the construction and development of the proposed ethanol plant. Contractor shall serve as the day-to-day liason between the board of governors of the Company and its committees as well as with the various contactors hired by the board of governors and shall oversee the day-to-day activities of such contractors. Contractor shall perform such other duties as the Company may from time-to time request.
     2. Term/Termination. The term of this Agreement shall commence effective August 15, 2005 and shall continue, unless sooner terminated as provided herein, until 90 days after the closing of the senior debt financing necessary to construct the plant and start up operations (the “Financial Closing”). Notwithstanding the foregoing, however, either party shall have the right to terminate this Agreement at any time, with or without cause, by providing Fourteen (14) days written or oral notice.
     Upon the expiration or termination of this Agreement, the Company shall pay Contractor any outstanding amounts calculated and payable under Section 3 below, for any Services provided prior to the effective date of such termination.
     3. Compensation. Unless terminated in accordance with this Agreement, for services rendered by Contractor for the Company hereunder, Contractor shall be paid a consulting fee of $900 per week during the term of this Agreement. In addition, the Company shall reimburse Contractor for reasonable out-of-pocket expenses incurred by Contractor in performing her duties hereunder. Contractor shall provide to the board of governors of the Company a monthly estimate of her expected out-of-pocket expenses and a prior month’s reconciliation of actual expenses incurred. In addition to the foregoing, the Contractor may be eligible for a bonus in the sole discretion of the board of governors of the Company in the amount of $10,000 at Financial Closing for services performed.
     4. Restrictive Covenants. In recognition of the good and valuable consideration received and hereby acknowledged by Contractor, the parties covenant and agree as follows:
     a. Confidentiality. During the term of this Agreement and at all times thereafter, Contractor shall treat and keep secret all matters relating directly or indirectly to the business of the Company, including but not limited to, the content of all manuals, memoranda, production, marketing, promotional and training materials, financial statements, sales records, business methods, systems and forms, production records, billing rates, cost rates, employee salaries and work histories, customer lists, mailing lists, processes, inventions, information relative to any past, present or prospective customers, as completely confidential information entrusted to Contractor solely for her use in her capacity as an independent contractor for and on behalf of the Company. Contractor further acknowledges and agrees that all information disclosed to her or to which she obtains access, including information originated by her which results from any work performed for the Company, or for which equipment, supplies, facilities, or trade secret information of the Company is used, or which is developed on the Company’s time, during the period of her engagement, which she has reason to believe to be confidential information or which is treated by the Company as being confidential information, shall be presumed to be confidential information and shall remain the property of the Company throughout the term of this Agreement and thereafter. Contractor further agrees not to keep and/or use any papers, records, computer files or any information whatsoever relative to any of the matters referred to in the preceding sentence during or after her engagement with the Company, except as an independent contractor for and on behalf of the Company, nor to furnish, make available or otherwise divulge any such information to any person or entity whatsoever. Contractor further acknowledges and agrees that the Company has developed and established and will continue to develop and establish a valuable and extensive trade in its products, services and procedures; and that the Company will suffer great loss and irreparable harm and injury if Contractor should disclose any of the confidential information of the Company or use it to compete with the Company.
     b. Non-Competition; Non-Solicitation; Non-Interference. During the term of this Agreement and for a period of One (1) year thereafter, Contractor shall not, except as an independent contractor for and on behalf of the Company, directly or indirectly, by or for herself or through others as her agent, or in a capacity as an owner, governor, officer, member, employee, manager, advisor, independent contractor or similar capacity of any business now existing or hereafter created: (i) engage in, contribute to, plan or organize any activity within the states of Minnesota and North Dakota that is competitive with the Company’s present or contemplated business; (ii) call upon, solicit, divert, take away or accept business from any past, current or prospective customer or client of the Company; (iii) solicit for employment, retain or employ, or become employed by, any past or present employee or agent of the Company; or (iv) request, induce or advise any employee of the Company to leave the employ of or cease affiliation with the Company; or (v) interfere with, or counsel or direct others to interfere with, the Company or its business including its business relationships, or disparage in any way the good name or reputation of the Company or its officers, governors, employees, agents and representatives.
     This Section shall survive the expiration or termination of this Agreement.
     5. Injunctive Relief; Cumulative Remedies. The parties acknowledge and agree that any breach, attempted breach or repudiation by Contractor of the restrictive covenants set forth in Section 4 above would produce irreparable harm and injury to the Company, and it would be difficult, if not impossible, to compute the Company’s actual damages. Consequently, and because no adequate remedy exists at law for any such breach, attempted breach or repudiation by Contractor, the parties consent to the equity jurisdiction of the courts of the state of Minnesota and acknowledge and agree that injunctive or other appropriate equitable relief are necessary and appropriate remedies, and shall be available to the Company to prevent any such breach, attempted breach or repudiation by Contractor. The provisions set forth in this Section and the remedial provisions set forth elsewhere in this Agreement, are cumulative and shall not prevent or prohibit any party hereto from exercising any other rights or remedies available under this Agreement, at law or in equity.
     6. Indemnification. The Parties shall defend, indemnify and hold one another harmless from and against any and all claims, suits, judgments, fines, penalties and other liabilities of any nature whatsoever, including, but not limited to attorneys’ fees and court costs, suffered or incurred as a result of the negligent or wrongful acts or omissions of the other party hereunder, or as a result any acts or omissions by such other party outside the scope of this Agreement (whether or not negligent or wrongful). This Section and the indemnification provisions of Section 8 below shall survive the expiration or termination of this Agreement.

     7. Relationship of the Parties. The parties’ relationship hereunder shall be that of independent contracting parties, and this Agreement shall not be interpreted or construed as creating any other relationship, including, without limitation, that of principal-agent, employer-employee, partnership or joint venture. Consequently, neither party shall have the right or authority, express or implied, to assume or create any responsibility, obligation or liability on behalf or in the name of the other party hereto, or to bind the other party in any respect. Furthermore, as an independent contractor, Contractor, at Contractor’s sole expense, shall be responsible for providing all equipment, materials, supplies and other items necessary or useful in fulfilling her obligations hereunder; and Contractor shall retain the sole right to control and direct the manner in which the Services are to be performed.
     8. Taxes; Benefits. Contractor shall be solely liable for, and shall indemnify and hold the Company harmless from and against, all taxes on any compensation earned as an independent contractor hereunder, including federal and state income taxes, self-employment taxes, FICA and FUTA taxes, etc. Contractor shall be solely responsible for all insurance for herself and her employees, including but not limited to medical, disability, workers compensation, and unemployment insurance. Contractor shall not be entitled to participate in any benefits maintained by the Company.
     9. Miscellaneous. This Agreement may be executed in counterparts, and facsimile signatures shall be binding. This Agreement represents the entire agreement between the parties relating to the subject matter hereof, and no other representations, promises or agreements relating hereto and not contained herein are of any force or effect. This Agreement shall not be modified except in a writing signed by all parties hereto. No waiver of any provision of this Agreement shall be effective unless agreed to in writing by the party against whom such waiver is sought to be enforced. No omission or delay by any party in enforcing any right or remedy hereunder or in requiring performance of any term or provision herein shall constitute a waiver of such right or remedy, nor shall it affect such party’s right to enforce such provisions thereafter. If any provision of this Agreement is held to be invalid, unenforceable or contrary to public policy, the remaining provisions shall not be affected. This Agreement is binding upon and shall inure to the benefit of the parties and their respective heirs, representatives, successors and permitted assigns, but shall not be assigned or delegated, in whole or in part, by Contractor, without the prior written consent of the Company, which may be withheld in the Company’s sole discretion.
     10. Governing Law. This Agreement and the parties’ rights and obligations hereunder shall be governed by and construed in accordance with Minnesota law.
     IN WITNESS WHEREOF, the parties hereto have caused this INDEPENDENT CONTRACTOR AGREEMENT to be executed as of the day and year first above written.

THE COMPANY:		CONTRACTOR:

Gold Energy, LLC

By:	/s/ Les Nesvig	/s/ Michelle Swenson

Michelle Swenson

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